Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, CFO and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS SECOND QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., April 16, 2015 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its second quarter ended March 28, 2015.

Second Quarter 2015 Results

Net earnings for the second quarter of fiscal 2015 fell to $2.5 million, or $0.14 per share from $3.5 million, or $0.19 per share in the same period a year ago. The second quarter results for fiscal 2015 include a $1.6 million net gain from insurance proceeds related to the January 2014 fire at the Gallatin, Tennessee facility and $0.3 million of restructuring charges associated with the March 2015 closure of the Newnan, Georgia prestressed concrete strand (“PC strand”) facility. In the aggregate, these items increased pre-tax earnings by $1.3 million and net earnings per share by $0.04.

Net sales increased 11.3% to $101.8 million from $91.4 million in the prior year period due to the August 2014 acquisition of the PC strand business of American Spring Wire Corporation (“ASW”). Shipments increased 10.6% from the prior year quarter and average selling prices increased 0.7%. On a sequential basis, shipments decreased 6.7% from the first quarter of fiscal 2015 and average selling prices decreased 1.4%.

Insteel’s second-quarter results were unfavorably impacted by the unusually harsh winter weather in many regions of the country, which curtailed shipments and production together with higher unit conversion costs and narrower spreads between selling prices and raw material costs relative to the prior year quarter. Capacity utilization for the quarter was 52% compared with 51% in the prior year quarter and 54% in the first quarter of fiscal 2015.

Operating activities provided $7.7 million of cash compared with $1.6 million in the prior year period primarily due to the relative changes in net working capital. Net working capital provided $2.7 million of cash while using $5.3 million in the same period a year ago. Capital expenditures were $1.1 million compared with $1.0 million in the prior year period.

Six Month 2015 Results

Net earnings for the first six months of fiscal 2015 increased to $6.7 million, or $0.36 per share from $6.3 million, or $0.34 per share in the same period a year ago. The six-month results for fiscal 2015 include a $1.6 million net gain from insurance proceeds related to the Gallatin fire and $0.3 million of restructuring charges associated with the closure of the Newnan facility. In the aggregate, these items increased pre-tax earnings by $1.3 million and net earnings per share by $0.04.

Net sales increased 18.9% to $212.4 million from $178.7 million in the prior year period due to the impact of the ASW acquisition. Shipments increased 15.7% year-over-year and average selling prices increased 2.8%.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Operating activities used $1.8 million of cash while providing $8.0 million in the prior year period primarily due to the relative changes in net working capital. Net working capital used $15.3 million of cash compared with $4.8 million in the same period a year ago. Capital expenditures were $4.6 million compared with $3.0 million in the prior year period and are expected to range from $11.0 to $13.0 million for fiscal 2015.

Balance Sheet

Insteel ended the quarter with $6.2 million of cash and cash equivalents, and $10.0 million of borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we move into the second half of the year, we expect significant improvement in our financial results driven by the usual seasonal upturn in demand, the ongoing recovery in our nonresidential construction end-markets and the consumption of lower cost inventory,” commented H.O. Woltz III, Insteel’s president and CEO. “We should also benefit from lower conversion costs through the consolidation of our PC strand facilities and ongoing process improvement initiatives at our other locations. The closure of our Newnan facility, which was completed in March, is expected to generate approximately $3.0 million of annualized cost savings beginning in the current quarter. We also anticipate lower costs at our Hazleton, Pennsylvania and Gallatin, Tennessee facilities as we ramp up operating volumes following the recent completion of major capital projects.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 27, 2014. You should carefully review these risks and uncertainties.

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All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; potential difficulties in realizing reduced operating costs associated with the closure of the Newnan, Georgia facility; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 27, 2014 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014

Net sales	$101,767	$91,436	$212,395	$178,654
Cost of sales	93,065	79,830	191,650	157,993
Gross profit	8,702	11,606	20,745	20,661
Selling, general and administrative expense	5,975	5,984	11,627	10,689
Restructuring charges, net	333	-	333	-
Other expense (income), net	(1,599)	228	(1,639)	196
Interest expense	114	57	208	113
Interest income	(4)	(1)	(4)	(6)
Earnings before income taxes	3,883	5,338	10,220	9,669
Income taxes	1,339	1,816	3,526	3,400
Net earnings	$2,544	$3,522	$6,694	$6,269

Net earnings per share:
Basic	$0.14	$0.19	$0.36	$0.34
Diluted	0.14	0.19	0.36	0.34

Weighted average shares outstanding
Basic	18,404	18,234	18,391	18,212
Diluted	18,822	18,637	18,821	18,612

Cash dividends declared per share	$0.03	$0.03	$0.06	$0.06

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	March 28,	December 27,	September 27,	March 29,
	2015	2014	2014	2014
Assets
Current assets:
Cash and cash equivalents	$6,172	$11	$3,050	$19,181
Accounts receivable, net	44,025	40,688	51,211	41,175
Inventories	83,439	87,464	81,899	71,399
Other current assets	4,887	4,784	6,433	5,114
Total current assets	138,523	132,947	142,593	136,869
Property, plant and equipment, net	87,164	91,443	90,386	81,169
Intangibles, net	10,821	9,600	9,816	1,536
Goodwill	6,965	6,965	6,965	-
Other assets	10,076	7,102	7,035	6,877
Total assets	$253,549	$248,057	$256,795	$226,451

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$36,076	$30,874	$52,811	$38,318
Accrued expenses	6,727	9,096	10,375	6,327
Total current liabilities	42,803	39,970	63,186	44,645
Long-term debt	10,000	10,000	-	-
Other liabilities	14,925	15,163	14,726	14,486
Shareholders' equity:
Common stock	18,436	18,377	18,377	18,257
Additional paid-in capital	60,156	59,309	58,867	56,469
Retained earnings	109,019	107,028	103,429	94,156
Accumulated other comprehensive loss	(1,790)	(1,790)	(1,790)	(1,562)
Total shareholders' equity	185,821	182,924	178,883	167,320
Total liabilities and shareholders' equity	$253,549	$248,057	$256,795	$226,451

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014
Cash Flows From Operating Activities:
Net earnings	$2,544	$3,522	$6,694	$6,269
Adjustments to reconcile net earnings to net cash provided by (used for)
operating activities:
Depreciation and amortization	2,928	2,478	5,797	4,902
Amortization of capitalized financing costs	25	25	51	51
Stock-based compensation expense	831	820	1,273	1,228
Deferred income taxes	(107)	(102)	828	217
Asset impairment charges	237	-	237	-
Excess tax benefits from stock-based compensation	(147)	(105)	(147)	(191)
Loss (gain) on sale of property, plant and equipment	(1,602)	510	(1,679)	510
Increase in cash surrender value of life insurance policies over premiums paid	(147)	(69)	(283)	(358)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(3,337)	(7,421)	7,023	(65)
Inventories	4,025	(1,373)	(1,540)	(12,606)
Accounts payable and accrued expenses	1,983	3,485	(20,733)	7,872
Other changes	452	(133)	651	130
Total adjustments	5,141	(1,885)	(8,522)	1,690
Net cash provided by (used for) operating activities	7,685	1,637	(1,828)	7,959

Cash Flows From Investing Activities:
Capital expenditures	(1,072)	(980)	(4,587)	(2,964)
Acquisition of intangible asset	(1,460)	-	(1,460)	-
Acquisition of business	69	-	480	-
Proceeds from fire loss insurance	1,613	135	1,613	135
Proceeds from sale of property, plant and equipment	-	(170)	89	-
Proceeds from surrender of life insurance policies	-	-	40	113
Increase in cash surrender value of life insurance policies	(196)	85	(196)	(269)
Net cash used for investing activities	(1,046)	(930)	(4,021)	(2,985)

Cash Flows From Financing Activities:
Proceeds from long-term debt	12,717	99	60,474	217
Principal payments on long-term debt	(12,717)	(99)	(50,474)	(217)
Cash dividends paid	(553)	(548)	(1,104)	(1,094)
Cash received from exercise of stock options	176	163	176	175
Excess tax benefits from stock-based compensation	147	105	147	191
Payment of employee tax withholdings related to net share transactions	(248)	(231)	(248)	(505)
Net cash provided by (used for) financing activities	(478)	(511)	8,971	(1,233)

Net increase in cash and cash equivalents	6,161	196	3,122	3,741
Cash and cash equivalents at beginning of period	11	18,985	3,050	15,440
Cash and cash equivalents at end of period	$6,172	$19,181	$6,172	$19,181

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$77	$-	$93	$2
Income taxes, net	3,358	2,469	3,403	2,502
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	227	375	227	375
Restricted stock units and stock options surrendered for withholding taxes payable	248	231	248	505

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